         ENGINEERING, PROCUREMENT, AND CONSTRUCTION MANAGEMENT AGREEMENT

     THIS ENGINEERING, PROCUREMENT AND CONSTRUCTION MANAGMENET AGREEMENT (the "AGREEMENT") is entered into by and between GILAT SATELLITE NETWORKS COLOMBIA S.A. E.S.P., ("GILAT"), a Colombian company with offices at Calle 72, No. 5-83, floor 6, Bogota, Colombia, and GILAT COLOMBIA S.A. E.S.P. ("GILAT COLOMBIA"), a Colombian company with offices at Av. 93-A, No. 1148, Of. 404, Bogota, Colombia.

                                    RECITALS

     WHEREAS, The Ministry of Communications in Colombia issued a tender for the Telecentros project (the "PROJECT") and in November 2002, Gilat was awarded this Project; and

     WHEREAS, in 1999 Gilat Colombia was awarded the Compartel I project from the Ministry of Communications of Colombia and has the experience required for providing implementing and operating voice services required for the Project; and

     WHEREAS, since December 2002 Gilat Colombia has been providing to Gilat, and Gilat is obtaining from Gilat Colombia, engineering, procurement and construction management services relating to the implementation and operation of voice services for the execution of the Project and which will ultimately services customers in Latin America.

     NOW, THEREFORE, in consideration of the mutual undertakings herein, the Parties hereto mutually agree as follows:

1.   PREAMBLE, HEADINGS, AND INTERPRETATION

     1.1 The Preamble and Exhibit to this Agreement constitute an integral part thereof.

     1.2 The Headings in this Agreement are intended strictly for convenience and shall not be used to interpret or construe its provisions.

2.   SCOPE OF SERVICES

     2.1 Gilat Colombia shall provide Gilat with the engineering, procurement, and construction management services relating to the Project as more fully set out in EXHIBIT A attached hereto (the "Services").

     2.2 The Services shall include (a) certain design and engineering elements required for the implementation of the Project, (b) negotiations on behalf of Gilat with respect to amendments to the scope of the Project in accordance with the changes made by the Ministry of Communications, and (c) consultation efforts to improve the profitability of the Project for Gilat.

     2.3 Gilat Colombia shall perform the Services efficiently, diligently, and competently, and in accordance with the time schedule set forth in EXHIBIT A.

3.   MANAGEMENT AND PERFORMANCE

     3.1 Each Party shall appoint a project coordinator having day-to-day responsibility for overseeing and coordinating the activities contemplated herein, including scheduling and presiding over meetings, status/review sessions, and coordinating its own people. Each Party may remove and/or replace its project coordinator after first providing the other party with prior written notice.

     3.2 In the event Gilat Colombia anticipates at any time that it will not reach one or more milestones or complete one or more assignments within the prescribed timetable, Gilat Colombia shall immediately so inform Gilat by written notice, submit proposed revisions to the timetable and milestones that reflect Gilat Colombia's best estimates of what can realistically be achieved, and continue to work under the original timetable and milestones until otherwise directed by Gilat. Without derogating from any other rights or remedies to which Gilat may be entitled, any unexcused delay by Gilat Colombia in the performance of the Services shall be grounds for declaring Gilat Colombia in breach of this Agreement.

     3.3 Gilat Colombia shall prepare and submit to Gilat monthly reports of its performance and progress, setting forth Gilat Colombia's activities for such monthly period. Moreover, Gilat Colombia shall provide Gilat with any additional information which Gilat may reasonably request from time to time.

     3.4 Gilat Colombia shall maintain a competent technical organization, and shall employ trained technical personnel who are capable of dealing with all of the technical efforts required to perform the Services.

     3.5 In the event Gilat registers a complaint regarding the conduct or condition of a Gilat Colombia employee, then upon the request of Gilat, Gilat Colombia shall promptly remove and replace such employee from any service provided under the Agreement.

4.   INSURANCE

     During the term of this Agreement, Gilat Colombia shall maintain in force, at its own expense, the following policies of insurance with a reputable insurance carrier:

          (a) Worker's Compensation and Employer's Liability insurance, covering all employees, agents, and others employed or retained by Gilat Colombia, who are engaged in performing the Services under this Agreement.

          (b) Comprehensive General Liability/Third-Party Liability Insurance, covering bodily injury or death suffered by third parties, and loss of or damage to property, occurring in connection with the performance of the Services,

          (c) In the event that the operation of automobiles or other vehicles shall be required by Gilat Colombia, its employees, or agents, in the performance of the Services, Comprehensive Automobile Liability Insurance, covering use of all vehicles used by Gilat Colombia in connection with the performance of the Services.

5.   COMPLIANCE WITH LAWS

     5.1 Gilat Colombia shall comply with all applicable country, state, provincial, and local laws, statutes, rules, regulations, and government orders, including, but not limited to, those dealing with employment benefits and practices, and workplace safety matters.

     5.2 Gilat Colombia shall obtain and maintain during the term of this Agreement any and all licenses, permits, and authorizations required by law to perform the Services, and shall comply with all necessary governmental approvals, licenses, permits, and consents in connection with the performance of the Services, including, but not limited to, any and all safety licensing requirements as are or may be promulgated by authorized governmental authorities.

     5.3 Gilat Colombia represents and warrants that neither (a) the execution of this Agreement, nor (b) Gilat Colombia's performance of the Services, shall violate any applicable law, rule, or regulation; any contracts with third parties; or any third-party rights in any patent, trademark, copyright, trade secret, or similar right.

6.   FEES AND PAYMENT

     6.1 In consideration of the Services to be performed by Gilat Colombia pursuant to this Agreement, Gilat shall pay Gilat Colombia an aggregate amount of US$1,470,000.00 (one million four hundred and seventy thousand United States dollars) (the "FEES").

     6.2 The Fees shall be paid in installments in accordance with the payment schedule detailed in EXHIBIT B, with each installment to be paid upon completion of each respective milestone or submission of required deliverable, and against the presentation of an invoice.

     6.3 The consideration which Gilat Colombia shall receive as compensation for its performance of the Services is a "firm fixed price." Any cost of labor or materials for completing the Services or for redeisgns, fixing failed equipment or other malfunctions requested by Gilat as a result of oinconsistencies with the description of Services described in EXHIBIT A shall be borne by Gilat Colombia.

     6.4 OUT-OF-POCKET COSTS & TAXES. Except as otherwise set forth in this Agreement, the Fees include all of Gilat Colombia's out-of-pocket costs and expenses incident to the performance of the Services, including costs for travel, photocopying, overnight courier, long-distance telephone, and the like, and all applicable taxes.

     6.5 INVOICES & PAYMENT. The Fees shall be invoiced upon the successful completion of each respective milestone. Gilat shall make payment to Gilat Colombia within current plus sixty (60) days after receipt of the invoice; provided, however, that in the event that Gilat gives Gilat Colombia written notice that the relevant milestone has not been successfully met or of the existence of any defect or problem with the Services rendered, Gilat may suspend payment of the Fees until Gilat Colombia has successfully completed the relevant milestone or corrected such defect.

7.   LIMITATION OF LIABILITY

     7.1 Gilat shall not be liable to Gilat Colombia for any claim arising out of this Agreement in an amount exceeding the total Fees to be paid to Gilat Colombia pursuant to this Agreement.

     7.2 In no event shall either Party be liable to the other Party for any indirect, exemplary, special, incidental, or consequential damages (including loss of profit) arising out of or otherwise relating to the performance or non-performance of this Agreement, even if such Party shall have been advised of the possibility or likelihood of such damages.

8.   TERM AND TERMINATION

     8.1 This Agreement shall be deemed effective beginning December 1, 2002 (the "EFFECTIVE DATE"), and shall continue in effect until June 30, 2003, unless terminated earlier by mutual agreement of the Parties or pursuant to the terms of this Agreement. The Agreement may be extended by mutual agreement of the Parties.

     8.2 Either Party may, in addition to any other relief, terminate this Agreement if the other Party breaches any material provision hereof and fails within thirty (30) days after receipt of notice of default to correct such default or to commence corrective action reasonably acceptable to the aggrieved Party and proceed with due diligence to completion.

     8.3 Either Party shall be in default hereof if it becomes insolvent, makes an assignment for the benefit of its creditors, a receiver is appointed or a petition in Bankruptcy is filed with respect to the party and is not dismissed within sixty (60) days.

     8.4 Upon termination of this Agreement for any reason, each Party shall promptly return to the other Party any and all of the other Party's materials and equipment of whatever nature or kind which is in the control or possession of such Party, including all materials incorporating the proprietary information of the other Party.

9.   CONFIDENTIALITY

     9.1 During the term of this Agreement, each Party may provide the other Party with certain Confidential Information (defined in Section 9.2 below) which may be necessary for the performance of the Services. The receiving Party shall maintain in confidence and protect the secrecy of all Confidential Information of the disclosing Party. The receiving Party agrees that it shall not disclose, transfer, use, copy, or allow access to any such Confidential Information to any third parties, except for those who have a need to know such Confidential Information in order for the receiving Party to perform its obligations pursuant to this Agreement, and who are bound by contractual obligations of confidentiality and limitation of use sufficient to give effect to this Section
9. In no event shall the receiving Party disclose any such Confidential Information to any competitor of the disclosing Party. The receiving Party shall use at least the same standard of care to protect the Confidential Information as it uses to protect its own confidential information, and to ensure that its employees, agents, and representatives do not disclose or make any unauthorized use of the Confidential Information.

     9.2 As used herein, the term "Confidential Information" shall mean all information (a) which is identified as confidential or proprietary to disclosing Party, or (b) which may reasonably be deemed to be confidential or proprietary to the disclosing Party, including but not limited to scientific, technical, or business data, information, design, processes, procedures, formula, or improvements; but shall not include information which: (i) was in the receiving Party's possession prior to its disclosure, as shown by prior written records;
(ii) is or becomes available to the public through no fault of the receiving Party; (iii) is rightfully received by the receiving Party from a third party without a duty of confidentiality; (iv) is subsequently independently developed by the receiving Party, as evidenced by available written records; and (v) was disclosed by operation of law.

     9.3 Without the prior written consent of the other Party, neither Party shall advertise, publicize, or publish the fact that Gilat Colombia has furnished or contracted to furnish to Gilat the Services covered by this Agreement.

     9.4 The provisions of this Section 9 shall survive the expiration or termination of this Agreement.

10.  RELATIONSHIP OF THE PARTIES

     10.1 The Parties are and shall be independent contractors to one another, and nothing herein shall be deemed to cause this Agreement to create an agency, partnership, or joint venture between the Parties. Neither Party shall have the authority to act for or to bind the other Party in any way, or to execute agreements on behalf of the other Party. Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between Gilat and Gilat Colombia.

     10.2 Except as expressly specified in this Agreement, this Agreement shall not impose nor imply any minimum purchase requirements or commitments upon Gilat. Contractor acknowledges and agrees that Gilat is entitled to consume services similar to the Services from any other source without restriction, penalty, or obligation to Gilat Colombia.

     10.3 Gilat Colombia shall be responsible for all of its expenses in connection with the Agreement, such as, but not limited to, salaries, social payments, insurance premiums, office expenses, correspondence, and any and all taxes and expenses which may be imposed on Gilat Colombia with respect to this Agreement.

11.  MISCELLANEOUS

     11.1 ENTIRE AGREEMENT. This Agreement (including the accompanying Exhibits) constitutes the entire agreement and understanding of the Parties hereto, and supersedes all prior representations, proposals, discussions, and communications, whether oral or in writing, had or entered into prior to the signing of this Agreement.

     11.2 ALTERATION. No alteration of or modification to any of the provisions of this Agreement shall be valid unless made in writing and signed by both Parties.

     11.3 NO WAIVER. The failure of any Party hereto to enforce at any time or for any period any provision of this Agreement shall not be construed as a waiver of such right or provision and such Party shall be entitled to enforce such right or provision at any time as it shall see fit.

     11.4 TIME IS OF THE ESSENCE. Gilat Colombia acknowledges that performance of its obligations as set forth in this Agreement within the time frame detailed herein is imperative as time is of the essence to Gilat and any delay in the successful completion of Gilat Colombia's undertakings may cause Gilat substantial damages due to Gilat's inability to fulfill its obligations to the Ministry of Communications. Gilat Colombia shall be liable to Gilat for any damages caused to Gilat due to any such delays.

     11.5 FORCE MAJEURE. No Party shall be liable to any other Party, by reason of any delay or failure to perform its obligations under this Agreement which is due to any cause beyond the reasonable control of such Party, including but not limited to acts of God, war, governmental action, labor disturbances, fire, or flood; nor shall any such delay or failure be considered a breach of this Agreement, provided that the Party claiming such delay under this Section gives prompt notice of its claim to the other Parties and provided further that such delay does not continue for longer than six (6) months.

     11.6 GOVERNING LAW. This Agreement shall be governed and construed in all respects in accordance with the laws of Colombia

     11.7 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

     11.8 NOTICES. All notices required or permitted hereunder shall be in writing and addressed to the respective Party as set forth herein, unless another address shall have been designated, and shall be delivered by hand, by fax, or by registered or certified mail, postage prepaid.


(THE FOLLOWING HAS BEEN INTENTIONALLY LEFT BLANK)

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement:

GILAT COLOMBIA S.A. E.S.P.         GILAT SATELLITE NETWORKS COLOMBIA S.A. E.S.P.
("GILAT-COLOMBIA")                 ("GILAT")

By: ENRIQUE ALVAREZ                By:  ROCIO  DEL CAMPO
    ------------------------           ---------------------------------
Name:    Enrique  Alvarez          Name: Rocio del Campo
      ----------------------             -------------------------------
Title: Attorney-in-Fact            Title: Attorney-in-Fact
       ---------------------              ------------------------------
Date: June 30, 2003                Date: June 30, 2003
      ----------------------             -------------------------------



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

                                    EXHIBIT A
                                    ---------

                            EPCM FOR RURAL TELEPHONY


1. DESIGN OF RURAL TELEPHONY SITES, SUBMISSION OF FIRST PART OF SITE SURVEY AND INSTALLATIONS TO GILAT COLOMBIA AS PER THE FOLLOWING CRITERIA:

Gilat Colombia will provide a data base with the results of the site survey including the following information:

     a)   Name of department, municipality, and location
     b)   DANE code for the location
     c) Type of location (i.e. municipal center, populated center) d) Geographical coordinates
     e)   Estimated population
     f)   Number of households in the location
     g) Number of community and household phones, and Public Telephones existing in the location, indicating the number in service
     h)   Access roads to the location
     i) Availability of electrical power (interconnection, portable power plants, solar solutions) and time of service, discriminated by type of solution
     j) Number of educational centers existing in the location; level, and number of students
     k) Number of health centers existing in the location; level, and personnel
     l)   Photographs of location (at least 5)
     m)   A clear map of the location, including:
     o Physical layout of households and commercial, administrative, social establishments in the location
     o Marking of the main points of reference in the location, and entities or administrative institutions (local, social, or cultural), such as: main square, church, local administration headquarters, educational establishments, police precinct, cultural house, library, health centers, medical centers, etc.
     o    Main streets and access roads
     n) Certificate signed by an official from the municipal administration (Mayor, Secretary of Government or Secretary of Planning), confirming that a visit was made to the municipal administration offices involving the project's general characteristics and resulting in the subsequent location of a Rural Telephony site in the location. The certificate will include pertinent remarks. o) Supported description of the location's technical limitations, if any.
     p) Additional information required to define, among others, the location of the Rural Telephony site.

THE FIRST DELIVERY FROM GILAT COLOMBIA TO GILAT WILL INCLUDE 1750 SITE SURVEYS.

INSTALLATION PLAN.

Each delivery of the Installation Plan will include the following:
     a) A monthly program, indicating the number of Rural Telephony sites to be commissioned.
     b) A tentative list of locations to be covered, through which the minimal requirements will be met.
     c)   A monthly program for commissioning of each Rural Telephony site

THE FIRST DELIVERY FROM GILAT COLOMBIA TO GILAT WILL INCLUDE SCHEDULE FOR 1500 INSTALLATIONS.

2.   DETAILED ENGINEERING AND OPERATION REPORT

OPERATION PLAN

The design and configuration of the networks shall comply with the quality and service level requirements set forth in the Terms and Conditions of the Project.

All equipment proposed in the hub design, installation, plan and operating plan shall be manufactured (or assembled, as the case may be) by manufacturers or vendors having ISO 9000 certification for such equipment product lines.

Gilat Colombia shall secure the pertinent concessions, authorizations, permits, licenses and registrations for the provision of services and for the establishment and operation of networks.

The telecommunications infrastructure and the terminal equipment to be proposed for use by Gilat will meet technical norms established in Colombia for the provision of services offered at the Rural Telephony sites. The provision of services will meet current Colombian norms.

Gilat Colombia will deliver a report, which will amplify and detail the approach on the technical, operational, and organizational solution used by the Verification and Evaluation Committee to consider the proposal. This report will be delivered by May.

This report will contain the following, as a minimum:

     a)   Introduction and justification of the proposed technical solution
     b)   Description of technologies
     - Description of preparation of switching and transmission infrastructure, and of the access network, and the rate system as applicable, and physical requirements.
     - Description of all equipment (terminals, ancillary equipment, etc.) and of equipment considered for the Rural Telephony sites, including ISO 9000 certifications .
     -    Description of the electrical power solution, including ISO 9000
     c)   Network topology diagrams
     d) Description of the manner in which the basic technical plans will be met
     e)   Description of maintenance structure
     f)   Description of the management, administration, and control system

     g)   Description of the centralized database
     h)   Description of the claims telephone center
     i)   Description of the interconnection scheme
     j) Description of the payment scheme distribution (if through a prepayment scheme).

If Gilat Colombia considers prepayment solutions, it will submit the distribution network structure.

Gilat Colombia will structure for the provision of services and the Public Telephones in a manner that meets:

(i) the Fundamental Basic Plans adopted by the Ministry of Communications;.

(ii) the National Numbering Plan contained in Decree 554 of March 20 of 1998 and in norms modifying, adding, or replacing it;

(iii) the National Signaling Plan, according to Decree 2609 of December 23, 1993, and with norms modifying, adding, or replacing it, especially the National Signaling Norm adopted through Resolution 541 of 1998 from the Ministry of Communications.

(iv) the National Synchronization Plan, according to Resolution 036 of January 12, 1994, from the Ministry of Communications, and norms modifying, adding, or replacing it;

(v) the National Routing Plan, according to Decree 2607 of December 23, 1993, and norms modifying, adding, or replacing it.

(vi) current norms, especially Resolution 087 of 1997 from the Telecommunications Regulatory Commission, and other norms modifying, adding, or replacing it.

3.        DESIGN AND INSTALLATION OF PILOTS

The Pilots will demonstrate that the proposed infrastructure allows for the provision of services according to conditions and characteristics required. Conclusions from technical tests made on the pilots will be included in the approval of the Detailed Engineering and Operation Report.

25 pilots.


4. GENERAL ADMINISTRATIVE WORK PER HOURS OF LABOR PROVIDED BY GILAT COLOMBIA AND AFFILIATED ENTITIES.


5.        CENTRALIZED DATABASE

Gilat Colombia will design, a centralized database containing all information generated by the management, administration, and control systems from the claims telephone center mentioned and from maintenance and repairs reports for each Rural Telephony site.

Information generated by each of the above sources will be loaded into the database within the 24 hours following the event.

6. DESIGN OF RURAL TELEPHONY SITES AND SUBMISSION OF SECOND PART OF SITE SURVEY AND SECOND PHASE OF INSTALLATION PLAN.

Same as number 1. THE SECOND DELIVERY FROM GILAT COLOMBIA TO GILAT WILL INCLUDE SCHEDULE FOR 1750 SITE SURVEYS. Same as number 1, Installation Plan. THE SECOND DELIVERY FROM GILAT COLOMBIA TO GILAT WILL INCLUDE SCHEDULE FOR 1500 INSTALLATIONS.



7.





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

                                              EXHIBIT B
                                              ---------

                                  FOR EPCM - RURAL TELEPHONY PROJECT

                                           (IN U$ MILLION)

----------------------------------------------------------------------------------------------------


                    MILESTONE                      PAYMENT IN US DOLLARS              DATE
----------------------------------------------------------------------------------------------------
 1   Design, Surveys & Installation Plan                  $570,000                May 31, 2003
----------------------------------------------------------------------------------------------------
 2   Engineering Plan and Operational report              $440,000                May 31, 2003
---------------------------------------------------------------------------------------------------
 3   Design and Installation Pilots                       $140,000               June 30, 2003
----------------------------------------------------------------------------------------------------
 4   General Administrative Work                          $200,000               June 30, 2003
----------------------------------------------------------------------------------------------------
 5   Design of centralization DataBase                     $70,000               June 30, 2003
----------------------------------------------------------------------------------------------------
 6   Second submission of Part II Surveys and
     installation Plan                                     $60,000               June 30, 2003
----------------------------------------------------------------------------------------------------
     TOTAL                                             $1.48 MILLION
----------------------------------------------------------------------------------------------------

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